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                                                                    Exhibit 23.1

ACCOUNTANTS' CONSENT

The Board of Directors
BFC Financial Corporation:

We consent to incorporation by reference in the registration statement on Form S-8 (Registration No. 333-12543) of BFC Financial Corporation of our report dated March 2, 2001, relating to the consolidated statements of financial condition of BFC Financial Corporation and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 annual report on Form 10-K of BFC Financial Corporation.

                                               KPMG LLP


Fort Lauderdale, Florida
March 30, 2001